Exhibit 34.1

ATTESTATION REPORT ON ASSESSMENT OF COMPLIANCE WITH

SERVICING CRITERIA FOR ASSET-BACKED SECURITIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of

CenterPoint Energy Houston Electric, LLC

Houston, Texas

We have examined management’s assertion, included as Exhibit 33.1 and titled Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities, with respect to CenterPoint Energy Houston Electric, LLC’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB applicable for the approximately $1,695 million original principal amount of CenterPoint Energy Transition Bond Company IV, LLC’s transition bonds (the “2012 Senior Secured Transition Bonds”), as of and for the year ended December 31, 2014 excluding criteria 1122(d)(1)(ii) (outsourcing), (1)(iii) (back-up servicing), (1)(iv) (fidelity bond), (2)(ii) (wire transfer disbursements), (2)(vi) (unissued checks), (3)(ii) (allocation and remittance), (3)(iii) (disbursements to investors), (4)(iii) (additions, removals or substitutions), (4)(v) (records regarding pool assets), (4)(ix) (adjustments to interest rates), (4)(xi) (payments on behalf of obligors), (4)(xii) (late payment penalties), (4)(xiii) (obligor disbursements), and (4)(xv) (external credit enhancement), which management has determined are not applicable to the activities performed by the Company with respect to the 2012 Senior Secured Transition Bonds. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the 2012 Senior Secured Transition Bonds, determining whether the Company performed those selected activities in compliance with the applicable servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

Our examination disclosed the following material noncompliance with the applicable servicing criteria during the year ended December 31, 2014. The Company failed to remit transition charges collected from one of its customers in accordance with criterion 1122(d)(2)(i).

In our opinion, except for the material noncompliance described in the preceding paragraph, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014 for the approximately $1,695 million original principal amount of CenterPoint Energy Transition Bond Company IV, LLC’s transition bonds is fairly stated, in all material respects.

Management’s assertion includes management’s responses to the material noncompliance identified in our examination. Such responses have not been subjected to the procedures applied in our examination and, accordingly, we do not express an opinion or provide any form of assurance on the appropriateness of the responses or the effectiveness of any corrective actions described therein.

/s/ DELOITTE & TOUCHE LLP

March 30, 2015

Houston, Texas